Exhibit 99.1

Texas Roadhouse, Inc. Appoints Curtis Warfield to the Board of
Directors

Board of Directors Announces Quarterly Dividend

LOUISVILLE, KY. August 24, 2018 — Texas Roadhouse, Inc. (NasdaqGS: TXRH) announced today that Curtis Warfield has been appointed to the company’s Board of Directors. This increases the size of the board to six members.

Mr. Warfield is currently the Chief Audit Executive for Anthem, Inc. (NYSE ANTM), the nation’s second largest health insurer.

Kent Taylor, Chief Executive Officer and Chairman of the Board, commented, “We are excited to have Curtis join our board. There is no doubt that he will bring valuable insight and experience to our board of directors.”

A CPA, Warfield has served in senior-level roles with three Fortune 100 companies, including Anthem, HCA, and Humana. Prior to his current role, he was President and Chief Executive Officer of Windham Advisors, LLC, which is a management and strategic advisory firm. He also served as a senior executive at HCA, the largest healthcare provider in the country from 1997 to 2016 in a variety of roles. Warfield graduated Magna Cum Laude from the University of Louisville.

In addition, the Board of Directors authorized the payment of a cash dividend of $0.25 per share of common stock. This payment will be distributed on September 28, 2018, to shareholders of record at the close of business on September 12, 2018.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 565 restaurants system-wide in 49 states and eight foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Contacts:

Investor Relations

Tonya Robinson

502-515-7269

Media

Travis Doster

502-638-5457